Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Investors	Media:
Carol Hausner	Kathryn Morris
Executive Director, Investor Relations	KMorrisPR
and Corporate Communications	(845) 635-9828
ImmunoGen, Inc.	Kathryn@kmorrispr.com
(617) 995-2500
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Initiates Phase II Clinical Trial of HuC242-DM4

—Study Assesses Compound for the Treatment of Stomach Cancer—

CAMBRIDGE, MA, August 1, 2007 — ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops novel targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, announced today that the Company has initiated a Phase II clinical study that evaluates its huC242-DM4 compound for the treatment of stomach (gastric) cancer. Patient dosing in this study began earlier this week. Stomach cancer is one of the most common cancers on a global basis, and is one of the leading causes of cancer deaths.

Mitchel Sayare, Chairman and CEO, commented, “We’ve selected gastric cancer for the first Phase II clinical trial with huC242-DM4 as this cancer has few treatment options today and has been found to be highly sensitive to the compound in preclinical testing. Over time, we intend to expand the huC242-DM4 Phase II program to include additional cancer types. We believe this compound will prove to be an effective therapy for several types of gastrointestinal cancers.”

This single agent Phase II study is designed to assess the activity — as measured by objective responses — and tolerability of huC242-DM4 for the treatment of stomach cancer. To qualify for enrollment, patients must have metastatic or locally-advanced gastric or gastroesophageal cancer and have failed front-line chemotherapy. Patients receive 168 mg/m2 of huC242-DM4, administered once every three weeks. The trial is expected to include up to approximately 40 response-evaluable patients and will be conducted at multiple centers in the US.

About Stomach Cancer

The American Cancer Society estimates that, in 2007 alone, 21,260 new cases of gastric cancer will be diagnosed in the US and 11,210 people will die from the disease. Globally, stomach cancer is one of the leading causes of death in both high- and middle-income countries according to the World Health Organization. It is particularly common among

Asian populations, but occurs across ethnicities. The Company estimates that approximately half of gastric cancer cases express CanAg.

About HuC242-DM4

The Company’s huC242-DM4 compound is designed for the treatment of cancers that express the CanAg antigen, which include gastric, pancreatic, colorectal, other gastrointestinal cancers and many non-small-cell lung cancers.  The compound comprises ImmunoGen’s huC242 antibody, which binds specifically to CanAg, with the Company’s DM4 cell-killing agent attached. The C242 antibody serves to target the compound specifically to CanAg-expressing tumor cells, and the DM4 serves to kill the tumor cells.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing — huN901-DM1 and huC242-DM4. Three anticancer compounds, two of which are TAP compounds, are in clinical testing through ImmunoGen’s collaborations with other companies — AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-DM1, in development by Genentech. Multiple compounds are in research/preclinical development.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the risks inherent in the development of novel pharmaceuticals, including huC242-DM4, which include uncertainties as to the timing, expense and results of clinical trials; risks related to the Company’s financial and other resources; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

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